EXHIBIT 99.1

Arbutus to Present HBV Data at 2018 EASL Liver Meeting

VANCOUVER, British Columbia and WARMINSTER, Pa., March 28, 2018 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced presentation of data at the 53rd Annual International Liver Congress of the European Association for the Study of the Liver (EASL) to be held on April 11-15, 2018 at the Paris Porte de Versailles in Paris, France.

"Our data to be presented this year at EASL demonstrates the value of our novel agents and highlights the reasons we are excited about advancing our candidates into the clinic,” said Dr. Mark J. Murray, Arbutus' President and CEO. “Our next-generation capsid inhibitor and novel HBV RNA destabilizer have demonstrated potential for inclusion in a drug combination regime with current standard of care and other Arbutus clinical candidates, further supporting our goal of delivering a curative regimen for patients with chronic HBV.”

Presentations Include:

  April 12, 2018, 4:30pm —4:45pm (CET), HBV Cure: Pre-clinical studies
  Parallel Session Oral Presentation #3503: “Preclinical Antiviral Drug Combination Studies Utilizing Novel Orally Bioavailable Investigational Agents for Chronic Hepatitis B Infection: AB-506, a Next Generation HBV Capsid Inhibitor, and AB-452, a HBV RNA Destabilizer” by Rene Rijnbrand, VP Head of Biology at Arbutus Biopharma

  April 12, 2018, 5:00pm —5:15pm (CET), HBV Cure: Pre-clinical studies
  Parallel Session Oral Presentation #2646: “Durable Inhibition of Hepatitis B Virus Replication and Antigenemia Using Subcutaneously Administered siRNA Agent AB-729 in Preclinical Models” by Amy Lee, Senior Director, Research at Arbutus Biopharma

About Arbutus

Arbutus Biopharma Corporation is a publicly traded (Nasdaq:ABUS) biopharmaceutical company dedicated to discovering, developing, and commercializing a cure for patients suffering from chronic Hepatitis B Virus (HBV) infection. Arbutus is developing multiple drug candidates, each of which have the potential to improve upon the standard of care (SOC) and contribute to a curative combination regimen to improve patient outcomes and deliver a potential cure for HBV. For more information, visit www.arbutusbio.com.

Contact Information

Investors
Tiffany Tolmie
Manager, Investor Relations
Phone: 604-419-3200
Email: ttolmie@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858-717-2310
Email: david.schull@russopartnersllc.com